UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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TWEEN BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

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This filing consists of an Earnings Press Release issued on November 16, 2009.

Analysts Contact:
Tween Brands
Suzie Stoddard
Director-Investor Relations & Finance
614-775-3488
sstoddard@tweenbrands.com
FOR IMMEDIATE RELEASE
TWEEN BRANDS REPORTS THIRD QUARTER 2009 RESULTS
•	Company reports third quarter income of $0.23 per diluted share, inclusive of $0.35 merger and store impairment charges per diluted share.

•
Merchandise assortment and promotional activity continue to drive sales momentum throughout the third quarter. This, combined with continued tight inventory and expense control, positioned the company to navigate a difficult economy.

•	Justice store brand embraced by customers, as evidenced by continued market share growth.

•	Company ends third quarter 2009 with cash and cash equivalents totaling $122.8 million and total inventory down 23.2% per square foot at cost, as compared to the prior year.

•	Special meeting of stockholders to vote on the proposed merger with Dress Barn scheduled for November 25, 2009.
NEW ALBANY, Ohio — November 16, 2009 - Tween Brands, Inc. (NYSE: TWB) today reported a 2009 third quarter net income of $5.9 million, or $0.23 per diluted share, compared to a net loss of $0.8 million, or $0.03 per diluted share for the third quarter of 2008. Net income for the third quarter of 2009, excluding a $2.8 million pretax merger charge and a $3.9 million pretax non-cash store impairment charge, was $14.7 million, or $0.58 per diluted share. Net income for the third quarter of 2008, excluding an $11.5 million pretax restructuring charge, was $6.4 million, or $0.26 per diluted share. A reconciliation of net income and net income per diluted share on a GAAP basis to net income and net income per diluted share excluding the merger, store impairment and restructuring charges, both non-GAAP financial measures, are shown at the end of this release.
“Our customers continue to embrace the value proposition of Justice, which was the fundamental reason for the brand transition we began just a short year ago. Justice has everything our girl needs at a competitive price, with the fun shopping experience and the industry-leading fashion assortment she wants. Our marketing strategy reinforces the message that our prices are as value-oriented as our competitors and it continues to be successful. The result has been significant improvement in our sales trends during the last three quarters, with comparable store sales declining 23% in the first quarter, 12% in the second quarter and only 2% in the third quarter. Momentum accelerated throughout the third quarter, with comparable store sales increasing 11% for the month of October,” said Michael Rayden, Tween Brands chairman and chief executive officer.

“We continue to increase our share of the 7-14 Tween Girl apparel market and this has helped us significantly improve comparable store sales in the current economy. This momentum, along with the proposed merger with Dress Barn, which our stockholders are scheduled to vote on next week, has us very energized as we look forward to the future,” said Rayden.
Quarter Performance Analysis
Net sales for the third quarter of fiscal 2009 increased 2.0% to $259.3 million compared to $254.3 million in the third quarter of fiscal 2008, driven predominantly by a 35% increase in on-line, direct-to-customer sales, partially offset by the 2% decline in comparable store sales. The comparable store sales decline is primarily attributable to the 2008 strong performance associated with Webkinz™. Webkinz™ had a negative 4% impact on comparable store sales during the third quarter of 2009.
Gross income for the third quarter of fiscal 2009 totaled $92.9 million, or 35.9% of net sales. This compares to third quarter 2008 gross income of $85.6 million, or 33.7% of net sales. The year-over-year increase as a percentage of net sales was primarily due to successfully leveraging the $3.3 million reduction in buying and occupancy expense. This reduction in buying and occupancy expense includes the impact of the $3.9 million pretax store impairment charge recognized during the quarter.
The Company recognized a $3.9 million pretax impairment charge in the third quarter, reflecting an adjustment of store assets. The non-cash store asset impairment charge related to 28 stores partially offset the significant decline in buying and occupancy expenses during the period.
Store operating, general and administrative expenses, inclusive of merger-related expenses of $2.8 million, improved to $71.4 million from $72.3 million in 2008. The majority of the improvement was associated with reductions in store payroll and other stores expense. During the third quarter of fiscal 2009, SG&A improved by 90 basis points to 27.5% of net sales.
Net interest expense was $3.2 million for the third quarter of fiscal 2009 compared to $1.8 million for the third quarter of fiscal 2008. The increase was primarily due to higher interest rates in 2009 related to the Company’s February 23, 2009 amended credit facility.
The Company recognized income tax expense of $12.5 million in the third quarter of fiscal 2009. The amount of the third quarter 2009 tax expense was driven by the distribution of income and losses across legal entities and among taxing jurisdictions in which we operate, along with certain expenses related to the proposed merger which are non-deductible. This compared to the income tax expense of $0.8 million recognized in the third quarter of fiscal 2008, which exceeded pretax income due to the cumulative catch-up of taxes from the beginning of the year, declines in the value of certain non-deductible investments and the distribution of income and losses across legal entities and among various taxing jurisdictions.

Capital Investment
Capital expenditures for the third quarter of fiscal 2009 and year-to-date were $1.4 million and $8.0 million, respectively. This compares to $16.6 million and $57.4 million, respectively, for the corresponding 2008 periods. Capital expenditures for fiscal 2009 net of cash tenant allowances received are expected to be approximately $10 million, inclusive of the $8.0 million incurred to date. This is primarily composed of store signage changes of approximately $4 million, and new planned store openings as well as remodels.
Balance Sheet
At October 31, 2009 the Company had total current assets of $270.5 million, including $122.8 million in cash and cash equivalents, and total current liabilities of $113.7 million. Long term debt was $161.8 million, inclusive of $14.3 million in current maturities of long term debt. The Company’s current ratio was 2.4 and the debt-to-equity ratio was .90.
Controlled Inventories
Total inventories at the end of the third quarter of fiscal 2009 were down 23.2% per square foot at cost, compared to total inventories at the end of the third quarter of fiscal 2008. In-store inventories for the third quarter of fiscal 2009 were down 24.4% per square foot at cost as compared to the third quarter of 2008.
Stores
Tween Brands ended the quarter with 905 stores. During the third quarter 2009, the Company opened 5 stores and closed 3 stores. Fourteen stores have been closed year-to-date.
SEC Regulation G
Results include non-cash store impairment charges related to 28 stores of $3.9 million and merger expenses of $2.8 million. Excluding the store impairment charge of $3.9 million, or $0.21 of net income per diluted share, and merger expenses of $2.8 million, or $0.14 of net income per diluted share, the net income for the quarter totaled $14.7 million or $0.58 earnings per diluted share.
Reconciliation of third quarter net income (loss) for the quarter and income/(loss) per diluted share on a GAAP basis to net income/(loss) for the quarter and income/(loss) per share on a non-GAAP basis for fiscal year 2009 and 2008, respectively:

Third quarter 2009

	Earnings/
	(Loss)			Income/
	before	(Benefit	Net	(Loss)
	income	from)/Provision	Income/	per
	taxes	for income taxes	(Loss)	share
Reported GAAP basis	$18,375	$12,488	$5,887	$0.23
Adjustments:
Merger expenses	2,776	(761)	3,537	0.14
Store impairments	3,946	(1,320)	5,266	0.21

Non-GAAP basis	$25,097	$10,407	$14,690	$0.58
Third quarter 2008

	Earnings/
	(Loss)			Income/
	before	(Benefit	Net	(Loss)
	income	from)/Provision	Income/	per
	taxes	for income taxes	(Loss)	share
Reported GAAP basis	$13	$844	($831)	($0.03)
Adjustments:
Restructuring expense	11,541	4,300	7,241	0.29

Non-GAAP basis	$11,554	$5,144	$6,410	$0.26
Net income (loss) and income (loss) per diluted share, excluding the amounts shown above are non-GAAP measures. Because these expenses may not be indicative of ongoing operations, these non-GAAP measures are useful to investors as an alternative method to measure the Company’s operating performance and comparing it against prior period’s performance.
Merger Update
On June 25, 2009, the Company announced that it had entered into a definitive agreement with Dress Barn, Inc. (NASDAQ — DBRN) pursuant to which a subsidiary of Dress Barn will merge with the Company in a stock-for-stock transaction. The transaction continues on track with an anticipated completion in the fourth quarter of calendar year 2009. A Special Meeting for Tween Brands stockholders has been scheduled for 9:00am EST on November 25, 2009 to vote on the proposed merger agreement.
About Tween Brands, Inc.
Headquartered in New Albany, Ohio, Tween Brands (NYSE:TWB) is the largest premier tween specialty retailer in the world. Through our powerhouse brand, Justice, Tween Brands provides the hottest fashion merchandise and accessories for tween (age 7-14) girls.

Known as the destination for fashion-aware tweens, Justice proudly features outgoing sales associates who assist girls in expressing their individuality and self-confidence through fashion. Visually-driven catazines and direct mail pieces reach millions of tween girls annually, further positioning Tween Brands as a pre-eminent retailer in the tween marketplace.
Over 900 Justice stores are located throughout the United States and internationally. Additionally, Tween Brands offers its fashions to tween girls and their parents through its e-commerce site, www.shopjustice.com.
In August 2008 Tween Brands announced plans to transition to a single brand taking the best of Limited Too and the best of Justice to create a fresh, new Justice. With a focus on providing tween girls the absolute best experience possible, Tween Brands looks toward the future with a single store brand, a single focus, and a mission: to celebrate tween girls through an extraordinary experience of fashion and fun in an everything for her destination.
For more information visit www.tweenbrands.com and www.shopjustice.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “predict,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospect,” “forecast,” “outlook” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release:
•	The failure of Tween Brands, Inc’s stockholders to adopt the merger agreement with Dress Barn;

•	Failure to consummate or delay in consummating the merger for other reasons;

•	Effectiveness of converting Limited Too stores to Justice stores;

•	Ability to convert Limited Too customers to the Justice brand;

•	Risk that the benefits expected from the brand conversion program will not be achieved or may take longer to achieve than expected;

•	Ability to grow or maintain comparable store sales;

•	Decline in the demand for our merchandise;

•	Ability to develop new merchandise;

•	The impact of competition and pricing;

•	Level of mall and power center traffic;

•	Effectiveness of expansion into new or existing markets;

•	Effectiveness of store remodels;

•	Availability of suitable store locations at appropriate terms;

•	Effectiveness of our brand awareness and marketing programs;

•	Ability to enforce our licenses and trademarks;

•	Ability to hire, retain, and train associates;

•	Ability to successfully launch a new brand;

•	A significant change in the regulatory environment applicable to our business;

•	Risks associated with our sourcing and logistics functions;

•	Changes in existing or potential trade restrictions, duties, tariffs or quotas;

•	Currency and exchange risks;

•	Changes in consumer spending patterns, consumer preferences and overall economic conditions;

•	Ability to comply with restrictions and covenants in our credit facility;

•	Ability to satisfy NYSE continued listing standards;

•	Potential impairment of long-lived assets;

•	Ability to service our debt;

•	The security of our computer networks

•	The potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere;

•	Outcome of various legal proceedings;

•	Impact of product recalls;

•	Acts of terrorism in the U.S. or worldwide; and

•	Other risks as described in other reports and filings we make with the Securities and Exchange Commission.

Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. The inclusion of forward-looking statements should not be regarded as a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us as the management of Tween Brands, Inc. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company home page: www.tweenbrands.com
Additional information and where to find it
In connection with the proposed merger transaction, Dress Barn, Inc. (“Dress Barn”) filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a proxy statement/prospectus for the stockholders of Tween Brands, Inc. (“the Company”) and each of the Company and Dress Barn have filed other documents with the SEC regarding the proposed merger transaction. The definitive proxy statement/prospectus was mailed to stockholders of the Company on or about October 27, 2009. THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTION. Company stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s Web site at www.sec.gov. These documents can also be obtained free of charge from Dress Barn by directing a request to Dress Barn, 30 Dunnigan Drive, Suffern, NY 10901 Attention: Investor Relations Department (telephone: 845-469-4602) or accessing them on Dress Barn’s corporate Web site at www.dressbarn.com, or from the Company by directing a request to the Company, 8323 Walton Parkway, New Albany, OH 43054 Attention: Investor Relations (telephone: 614-775-3739) or accessing them on the Company’s corporate Web site at www.tweenbrands.com.
Dress Barn, the Company and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Dress Barn may be found in its 2008 Annual Report on Form 10-K filed with the SEC on September 21, 2009 and in its definitive proxy statement relating to its 2009 Annual Meeting of Shareholders filed with the SEC on November 9, 2009. Information about the directors and executive officers of the Company may be found in its 2008 Annual Report on Form 10-K filed with the SEC on March 31, 2009 and in its definitive proxy statement relating to its 2009 Annual Meeting of Stockholders filed with the SEC on April 9, 2009. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants is also included in the definitive proxy statement/prospectus regarding the proposed transaction that was mailed to stockholders of the Company on or about October 27, 2009.

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended October 31, 2009 and November 1, 2008
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	October 31,	% of	November 1,	% of
	2009	Net Sales	2008	Net Sales

Net sales	$259,259	100.0%	$254,273	100.0%
Cost of goods sold, including buying and occupancy costs	166,311	64.1%	168,630	66.3%

Gross income	92,948	35.9%	85,643	33.7%
Store operating, general and administrative expenses	71,374	27.5%	72,276	28.4%
Restructuring charges	—	0.0%	11,541	4.6%

Operating income	21,574	8.4%	1,826	0.7%
Interest income	(62)	(0.0%)	(511)	(0.2%)
Interest expense	3,261	1.3%	2,324	0.9%

Earnings before income taxes	18,375	7.1%	13	0.0%
Provision for income taxes	12,488	4.8%	844	0.3%

Net income / (loss)	$5,887	2.3%	$(831)	(0.3%)

Income / (loss) per share:

Basic	$0.24		$(0.03)

Diluted	$0.23		$(0.03)

Weighted average common shares:

Basic	24,834		24,768

Diluted	25,138		24,768

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirty-Nine Weeks Ended October 31, 2009 and November 1, 2008
(unaudited, in thousands, except per share amounts)

	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	October 31,	% of	November 1,	% of
	2009	Net Sales	2008	Net Sales

Net sales	$669,608	100.0%	$729,113	100.0%
Cost of goods sold, including buying and occupancy costs	457,329	68.3%	495,343	67.9%

Gross income	212,279	31.7%	233,770	32.1%
Store operating, general and administrative expenses	198,898	29.7%	221,270	30.3%
Restructuring charges	—	0.0%	11,541	1.7%

Operating income	13,381	2.0%	959	0.1%
Interest income	(246)	(0.0%)	(1,410)	(0.2%)
Interest expense	10,540	1.6%	6,873	0.9%

Earnings / (Loss) before income taxes	3,087	0.4%	(4,504)	(0.6%)
Provision for / (Benefit from) income taxes	1,438	0.2%	(1,275)	(0.2%)

Net income / (loss)	$1,649	0.2%	$(3,229)	(0.4%)

Income / (loss) per share:

Basic	$0.07		$(0.13)

Diluted	$0.07		$(0.13)

Weighted average common shares:

Basic	24,823		24,756

Diluted	25,018		24,756

Tween Brands, Inc.
Consolidated Balance Sheets
As of October 31, 2009 and January 31, 2009
(in thousands, except share amounts)

	(Unaudited)
	October 31,	January 31,
	2009	2009
ASSETS
Current Assets:
Cash and cash equivalents	$122,769	$72,154
Investments	—	8,000
Restricted assets	1,805	2,592
Accounts receivable, net	9,362	35,607
Inventories, net	103,666	88,523
Store supplies	16,777	18,053
Prepaid expenses and other current assets	16,089	17,734

Total current assets	270,468	242,663

Property and equipment, net	267,537	301,085
Other assets	3,259	1,710

Total assets	$541,264	$545,458

LIABILITIES
Current Liabilities:
Accounts payable	$40,715	$29,782
Accrued expenses	39,528	44,418
Deferred revenue	16,486	15,808
Current portion long-term debt	14,250	8,750
Income taxes payable	2,691	2,748

Total current liabilities	113,670	101,506

Long-term debt	147,500	157,500
Deferred tenant allowances from landlords	60,587	68,439
Supplemental retirement and deferred compensation liability	338	1,213
Accrued straight-line rent and other	38,543	41,027

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 50 million shares authorized
Common stock, $.01 par value, 100 million shares authorized, 37.1 million shares issued, 24.9 and 24.8 million shares outstanding at October 31, 2009 and January 31, 2009	371	371
Treasury stock, at cost, 12.3 million shares at October 31, 2009 and January 31, 2009	(362,459)	(362,459)
Paid in capital	194,972	192,367
Retained earnings	352,612	350,963
Accumulated other comprehensive income	(4,870)	(5,469)

Total shareholders’ equity	180,626	175,773

Total liabilities and shareholders’ equity	$541,264	$545,458

Tween Brands, Inc.
Other Financial and Store Operating Information
(unaudited, dollars in thousands)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	October 31,	November 1,	%	October 31,	November 1,	%
	2009	2008	Change	2009	2008	Change

Gross income	$92,948	$85,643	9%	$212,279	$233,770	-9%
Gross income as percentage of net sales			35.9%	33.7%	31.7%	32.1%
Depreciation expense	$10,217	$11,375	-10%	$32,048	$32,749	-2%
Amortization of tenant allowances	$(2,933)	$(2,750)	7%	$(8,863)	$(8,325)	6%
Capital expenditures	$1,391	$16,594	-92%	$8,028	$57,356	-86%

Number of stores:
Beginning of period	903	895		914	842
Opened	5	30		5	87
Closed	(3)	—		(14)	(4)

End of period	905	925		905	925

Total gross square feet at period end (thousands)	3,793	3,864		3,793	3,864

Comparable store sales % change	-2%	-11%		-14%	-7%